F O R . I M M E D I A T E . R E L E A S E

Spectrum Signal Processing Announces Cdn$3.0 Million Unit Offering

NOT FOR DISTRIBUTION TO U.S. NEWSWIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES. ANY FAILURE TO COMPLY WITH THIS RESTRICTION MAY CONSTITUTE A VIOLATION OF U.S. SECURITIES LAW.

Burnaby, B.C. – March 22, 2004 – Spectrum Signal Processing Inc. (NASDAQ: SSPI / TSX: SSY), a leading provider of high performance solutions for wireless signal processing applications, announced today that the company has received subscriptions for 2,212,200 Units pursuant to a private placement offering. The Units will be sold for Cdn$1.35 per Unit, for gross proceeds to the company of Cdn$3.0 million (US$2.2 million).

Each Unit will consist of one common share and one half of one common share purchase warrant. Each whole warrant will entitle the holder to acquire one common share of the company for a period of 18 months from the closing date at a purchase price of Cdn$1.50 per common share (the “Warrants”).

The offering is subject to the approval of the Toronto Stock Exchange and all other necessary regulatory approvals, and is scheduled to close on or about March 23, 2004.

The proceeds of the offering will be used to fund the company’s restructuring initiatives and for general working capital purposes.

The offering was led by GMP Securities Ltd. in an agents’ syndicate that included Dlouhy Merchant Group Inc. The agents will be paid a cash commission and will receive such number of broker warrants (the “Broker Warrants”) equal to 4.5% of the number of Units sold under the offering. Each Broker Warrant will entitle the agents to acquire a Unit at a price of Cdn$1.50 per Unit for a period of one year, with each Unit comprised of one common share and one-half of a common share purchase warrant. These warrants shall be on the same terms as the Warrants.

The offered securities have not been, nor will be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the U.S. Securities Act.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy the securities in any jurisdiction.

“We are pleased to announce this private placement to fund our restructuring initiatives and strengthen Spectrum’s balance sheet,” stated Spectrum President and CEO Pascal Spothelfer. “Combined with a Cdn$8.3 million (US$6.3 million) investment commitment from Technology Partnerships Canada announced last week, I believe that Spectrum has the resources, technology leadership and product roadmap necessary to be a leading supplier of software reconfigurable platforms.”

About Spectrum Signal Processing Inc.

Spectrum Signal Processing designs, develops and markets high performance wireless signal processing products for use in defense and commercial communications infrastructure applications. Spectrum’s optimized hardware, software and integrated circuit technology work together to collect, compress and convert voice and data signals. Founded in 1987, Spectrum provides its customers with faster time to market and lower costs via flexible, reliable and high-performance solutions. Spectrum platforms are targeted for use in government intelligence, surveillance and communications systems, satellite hubs and cellular base stations. More information on Spectrum and its flexComm™ product line is available at www.spectrumsignal.com/.

This news release contains forward-looking statements related to Spectrum Signal Processing Inc. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed or implied by the forward-looking statements. These forward-looking statements represent the company’s judgment as of the date of this release and Spectrum may or may not update these forward-looking statements in the future. Readers are referred to Spectrum’s assumptions and risk factors set out in the most current Form 20-F filed with the Securities and Exchange Commission and the British Columbia Securities Commission.

™flexComm is a trademark of Spectrum Signal Processing Inc.

Spectrum Contacts:

Brent Flichel
Business Media and Investor Relations
Phone: 604.421.5422
Email: brent_flichel@spectrumsignal.com